Exhibit 10.7

Master Purchase Agreement Agreement No. CW303866

MASTER PURCHASE AGREEMENT FOR GOODS AND SERVICES

THIS MASTER PURCHASE AGREEMENT FOR GOODS AND SERVICES (“Agreement”) is made between Halliburton Manufacturing & Technology (M) Sdn Bhd., a Malaysia corporation, with a principal place of business at No 22, Jalan Persiaran Teknologi, Taman Teknologi Johur, Senai 81400, Johor, Malaysia (“Halliburton”) and OMS OILFIELD SERVICES SDN BHD, a Malaysia corporation with a principal place of business at 50-10-10 LEVEL 10 WISMA UOA DAMANSARA, 50 JALAN DUNGUN DAMANSARA HEIGHT 50490, KUALA LUMPUR SELANGOR, MALAYSIA (“Seller”).

The term “Party” shall mean either Seller or Halliburton and the term “Parties” shall mean both Seller and Halliburton.

For and in consideration of the payment of money and delivery of Goods or Services and other good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby mutually acknowledged by the Parties,

The PARTIES hereby agree as follows:

Article I SCOPE OF AGREEMENT

1.1	Initial Term of Agreement. This Agreement is effective on 01.FEBRUARY.2023 (“Effective Date”) and shall continue in effect for four (4) years thereafter, unless earlier terminated in accordance with the provisions of this Agreement. The term of each Purchase Order issued under this Agreement is stated therein. The Parties hereby agree that after the Initial Term, this Agreement may be renewed for up to one additional four (4) year term (a “Renewal Term”) by written agreement between the Parties.

1.2	No Minimum Purchase Requirement. HALLIBURTON IS NOT BOUND TO PURCHASE ANY GOODS OR SERVlCES UNDER THIS AGREEMENT. THIS AGREEMENT DOES NOT OBLIGATE HALLIBURTON TO ANY MINIMUM OR EXCLUSIVE PURCHASE REQUIREMENT.

1.3	Geographical Scope of Agreement. The provisions of this Agreement apply to Malaysia (“Applicable Country”) and countries outside the Applicable Country as may be identified in any Affiliate Addendum. Country specific provisions, which control over the terms and conditions of this Agreement, shall be contained within any Affiliate Addendum executed in connection herewith.

1.4	Services at Halliburton Facilities. To the extent that Services under this Agreement are to be provided at Halliburton locations or Halliburton customer locations, the Parties shall execute, and attach as an Exhibit hereto, an applicable Halliburton Policies Exhibit.

1.5	Well Site Services. To the extent that Services are to be provided at a well site, the Parties shall execute, and attach as an Exhibit hereto, Halliburton’s standard WELLSITE SERVICES RISK ALLOCATION terms and conditions. In the event of any conflict, the Parties agree that the terms and conditions of the WELLSITE SERVICES RISK ALLOCATION Exhibit shall control.

1.6	Equipment Rental. To the extent that equipment is to be rented under this Agreement, the Parties shall execute, and attach as an Exhibit hereto, an applicable Equipment Rental Exhibit.

1.7	Consignment. To the extent that Seller shall provide Goods to Halliburton on a consignment basis, the Parties shall execute, and attached as an Exhibit hereto, an applicable Consignment & Stocking of Goods Exhibit.

Master Purchase Agreement Agreement No. CW303866

Article ll DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to below:

2.1	Affiliate. The term “Affiliate” shall mean any company, corporation or other entity controlled by, in control of or under common control with one of the Parties to the Agreement. For purposes of this definition, “control” means the ownership, legally or beneficially, directly or indirectly, of more than fifty percent (50%) of the voting shares or fifty percent (50%) of the assets of any company or corporation.

2.2	Applicable Law. The term “Applicable Law” shall mean, without limitation, any law, statute, rule, regulation, order, or ordinance of the Applicable Country, or any state, municipality or political subdivision thereof, where any Goods or Services are provided hereunder as well as the law of any legal jurisdiction, including but not limited to any sovereign country, any state, province or other political subdivision or court thereof, any governmental agency, or authority of any country, including, without limitation, laws and regulations pertaining to import, export, re-export, anti-corruption labor, wages, hours, equal opportunity and other conditions of employment, the environment, and safety, where: (a) any Work is performed or Services are provided; or (b) either of the Parties or any Affiliate of a Party who executes an Affiliate Addendum under this Agreement is located. In the event of any conflict, the laws of the United States shall control.

2.3	Background lntellectual Property. The term “Background Intellectual Property” shall mean all Intellectual Property owned by or licensed to a Party prior to the performance of services under this Agreement. Each Party shall retain all ownership and/or interest in its Background Intellectual Property.

2.4	Breach. The term “Breach” shall mean: (a) any failure to perform or comply with, any covenant, obligation, warranty, or other provision of this Agreement; or (b) a written declaration or objective manifestation of intent or inability by a Party to fail to perform or comply with any such warranty, covenant, obligation or other provision of this Agreement.

2.5	Consequential Damages. The term “Consequential Damages” shall mean any damages arising from, or calculated by, the loss of business opportunity, loss of profit, loss of production, loss of data, loss of use of hardware, economic loss of use of software, indirect, special, or incidental damage.

2.5.1	The Parties agree that logistical expenses associated with the replacement of Seller’s Goods in connection with any contract remedy or termination do not constitute Consequential Damages and are specifically excluded from the foregoing definition of Consequential Damages.

2.5.2	Damages awarded to a third party based on a claim of infringement misappropriation or misuse under the terms of the Confidentiality, Patents, Copyrights, Trademarks and Trade Secrets, Non-Infringement, Warranty, or Indemnity provisions of the Agreement shall not be deemed to be Consequential Damages and are specifically excluded from the foregoing definition of Consequential Damages.

2.6	Data Breach. The term “Data Breach” shall mean any: (a) compromise of the security, confidentiality or integrity, unauthorized access, acquisition or unauthorized or unlawful processing of Halliburton Confidential Information; (b) unauthorized intrusion into, control of, access to, modification of or use of any system that is used by Seller to secure, defend, protect or process Halliburton Confidential Information; and (c) event which led Seller to suspect or would lead a reasonable person exercising a reasonable level of diligence and investigation to suspect that either (a) or (b) has occurred.

2.7	Documentation. The term “Documentation” shall refer to both electronic and written materials supporting the terms of a specific transaction.

Master Purchase Agreement Agreement No. CW303866

2.8	EDI. The term “EDI” shall mean “Electronic Data Interchange” and shall refer to any interchange of data through the Halliburton Supplier Network or by other digital or electronic means which is intended to effectuate binding purchase and sale transactions and to facilitate the processing of any purchase order, work order, service order, invoice or payment in a manner authorized by Halliburton that is otherwise consistent with the terms and conditions of this Agreement.

2.9	Goods. The terms “Good” or “Goods” shall refer to the goods furnished pursuant to this Agreement, any Purchase Order, or Procurement Card transaction pursuant to this Agreement, or as otherwise agreed by the Parties.

2.10	Halliburton Supplier Network. The term “Halliburton Supplier Network” or “HSN” shall refer to the internet enabled Purchase Order and Invoice processing site maintained by Halliburton for any authorized user.

2.11	Health, Safety and Environment. The term “Health, Safety and Environment” or “HSE” shall refer to any matter arising from or under any Applicable Law relating to personal health and occupational safety or to the Environment, including on-site or off-site contamination and regulation of chemical substances or products.

2.12	Halliburton Trademarks. The term “Halliburton Trademarks” shall refer to the mark “HALLIBURTON” and any other trademark, logo, or service mark in which Halliburton or an Affiliate of Halliburton has any rights as either: (a) identified by Halliburton or an Affiliate of Halliburton in public filings and registrations in the United States and elsewhere throughout the world, whether acquired by purchase, registration, and/or application; or (b) through use in commerce in the United States or elsewhere throughout the world.

2.13	Information. The term “Information” shall include but is not limited to all data, designs, drawings, specifications, and other information in any form whatsoever.

2.14	Intellectual Property. The term “Intellectual Property” shall mean all confidential or proprietary information or rights, including inventions, ideas, trade secrets, computer programs, formulae, industrial processes, business plans and strategy, data, materials, know-how, patents, design patents, patent and design applications, registered designs, copyrights, trademarks and all similar results of intellectual effort, whether developed, owned by or licensed to a Party.

2.15	Invoices. The term “Invoices” whether referring to paper or electronic invoices, will refer to authorized submissions of requests for payment that contain the following information, to the extent applicable: Purchase Order Number or FI Requisition Form Number, this Agreement Number, Item Number, description of items, quantities, unit prices and extended totals. Invoices, including electronic invoices, will contain a separate line item for transaction taxes if applicable.

2.16	Personal Information. The term “Personal Information” shall mean any Information relating to an identified or identifiable individual or that may otherwise be considered personal data under applicable privacy and data security laws.

2.17	Procurement Card. The term “Procurement Card” shall mean a Corporate Procurement Card issued by Halliburton. Procurement Card transactions relating to the Goods or Services purchased under this Agreement are subject to all of the terms and conditions of this Agreement and are within the scope of any Audit Rights and Set Off provisions.

2.18	Product and Services Warranty. The term “Product and Services Warranty” shall refer to Seller’s warranties associated with the provision of any Goods or Services hereunder.

Master Purchase Agreement Agreement No. CW303866

2.19	Purchase Order. The term “Purchase Order” shall mean the document or digital electronic data transaction setting forth Halliburton’s requirements as to the Goods or Services. The Purchase Order will specify the type of Goods or Services, provide details of quantity and quality, price, delivery time, reference any applicable Services and Products Pricing Exhibit and include the appropriate Agreement Number. A valid Purchase Order may be written or electronic in form.

2.20	Services. The term “Services” shall mean the services and associated deliverables furnished under this Agreement, whether pursuant to a Purchase Order or Procurement Card transaction, under this Agreement, or as otherwise agreed to by the Parties.

2.21	Services and Products Pricing Exhibit. A “Services and Products Pricing Exhibit” may be attached from time to time to this Agreement and be incorporated herein by reference. The Services and Products Pricing Exhibit, if attached, will define the scope of work, reference applicable specifications, and set forth the pricing and rates applicable to the goods or services to be provided. The Services and Products Pricing Exhibit may also set forth specific terms and conditions of purchase and sale applicable to individual services and products, as well as a description of either the price to be charged for such Goods or Services or the means by which such price may be determined through the Purchase Order acceptance process. Any Services and Products Pricing Exhibit issued under this Agreement will reference this Agreement by Agreement Number.

2.22	Vendor Quality Compliance Agreement. The term “Vendor Quality Compliance Agreement” shall refer to an agreement executed between the Seller and Halliburton with respect to the inspection and approval of Goods or Services purchased under this Agreement.

2.23	Work. The term “Work” shall mean the Goods, Services and other deliverables described in and furnished under this Agreement.

Article III OBLIGATIONS OF THE PARTIES

3.1	Purpose of Agreement. The Parties agree that Seller or its Affiliates may provide Goods or Services to Halliburton and its Affiliates in accordance with all of the requirements of this Agreement. Such purchases may be effectuated through a Purchase Order issued by Halliburton, through the authorized use of a Halliburton Procurement Card or as may otherwise be agreed by the Parties.

3.2	Master Agreement. All purchases of the Goods or Services described in any Services and Products Pricing Exhibit or Purchase Order issued under this Agreement by Halliburton and its Affiliates are governed by the terms and conditions of this Agreement as of the Effective Date of this Agreement except as otherwise agreed by the Parties in connection with any Purchase Order, Affiliate Addendum or Exhibit to this Agreement. Halliburton objects to any and all additions, exceptions or changes to these terms, whether contained in any printed form of Seller or elsewhere, unless approved by Halliburton in writing. Any terms and conditions on Seller’s internet site, attached to an invoice, contained in a proposal or report, and/or Purchase Order acknowledgments will be null and void and are of no legal effect on Halliburton.

3.3	Agreement Supersedes other Agreements among Parties and Affiliates. Except for any ongoing obligations existing under a prior agreement (including but not limited to indemnity, warranty, audit, confidentiality, outstanding deliveries under purchase orders or payments under any purchase orders), this Agreement supersedes any and all prior Agreements, Services and Products Pricing Exhibits and any Purchase Orders, any and all prior or contemporaneous agreements, amendments, negotiations or understandings with respect to any Goods or Services identified in any Services and Products Pricing Exhibit or Purchase Order issued under this Agreement with respect to the subject matter of this Agreement. Goods or Services referenced or purchased under this Agreement shall be made available to Halliburton and its Affiliates at the prices agreed to between the Parties.

Master Purchase Agreement Agreement No. CW303866

3.4	Changes. Subject to the agreement of both Parties, Halliburton may make changes or additions to any specifications, instructions for work, method of shipment or packing, or place of delivery in a Purchase Order, such changes must be documented by a designated Halliburton Procurement representative. If any such change causes an increase or decrease in the cost of or the time required for supply of the Goods or Services, upon mutual written agreement of the Parties, the Purchase Order will be modified accordingly. Any claim by Seller for an adjustment must be asserted in writing by Seller to Halliburton within days after Seller’s receipt of notification of the change. SUBSTITUTIONS OR CHANGES IN QUANTITIES OR SPECIFICATIONS BY SELLER, INCLUDING BUT NOT LIMITED TO CHANGES IN PART OR OTHER NUMBERS, MAY NOT BE MADE WITHOUT HALLIBURTON’S PRIOR WRITTEN APPROVAL.

3.5	Restrictions and Purchase Requirements. Seller and Halliburton or any of their Affiliates shall reference this Agreement by Agreement Number for any purchases hereunder unless an approved digital information exchange or other approved electronic method is used.

3.6	Affiliate Addenda and Orders by Affiliates. Where permitted by law, Halliburton Affiliates may order Goods or Services under this Agreement from Seller and/or Seller’s Affiliates by issuing a Purchase Order that references this Agreement by Agreement Number. Prior to ordering or supplying any Goods or Services each Affiliate will execute a written Affiliate Addendum that: (a) is signed by the Parties; (b) incorporates the terms of this Agreement; and (c) contains such other provisions as are reasonably necessary to comply with the applicable laws and regulations of the jurisdiction for which the Affiliate Addendum is issued. With respect to jurisdictions outside the Applicable Country with special legal or tax requirements, the Parties mutually agree to represent and warrant compliance with local Applicable Law in any such Affiliate Addendum. CHARGES FOR ORDERS BY HALLIBURTON AFFILIATES WILL BE INVOICED TO AND PAID BY SUCH AFFILIATES.

3.7	EDI. Any EDI transactions covered by this Agreement must be approved in advance by Halliburton and reference this Agreement by Agreement Number or reference any Affiliate Addendum executed in connection herewith. The pricing terms thereof shall be binding upon acceptance of the Purchase Order by Seller.

3.8	lndependent Contractor. Seller is an independent contractor with respect to the Goods or Services supplied hereunder and neither Seller nor anyone engaged or employed by Seller shall be deemed for any purpose to be the agent or employee of Halliburton in the supply of such Goods or Services. Halliburton shall have no direction or control of Seller or its employees; Halliburton being solely interested in the results to be obtained.

3.9	Interpretation of Agreement. Each Party has participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted in strict accordance with the terms herein and not strictly for or against any Party.

3.10	Publication of Agreement. Except for the rights expressly enumerated herein, this Agreement does not grant, and shall not be construed as granting, any rights to Seller to use any Halliburton name or mark. Seller is not granted any right to use Halliburton’s name in connection with any proposals to third parties, disclose the existence or content of this Agreement, or make any press release or any other public announcement regarding this Agreement absent the express prior written consent of Halliburton.

3.11	Invoices. Payment of Invoices will not constitute acceptance of the Goods or Services and will be subject to adjustment for shortages, defects, or other failure of Seller to meet the requirements of this Agreement, including, but not limited to, pricing or quantity errors arising in the course of a transaction. Invoices for any Services provided under this Agreement shall be submitted by Seller to Halliburton as soon as practical and no less than once a month. Seller’s failure to submit Invoices within days of completion of the Services will constitute a waiver by Seller of any legal or equitable rights to demand payment for such Services.

Master Purchase Agreement Agreement No. CW303866

3.12	Payment. Halliburton shall pay to Seller all undisputed amounts due on Invoices pursuant to the payment terms set forth in this Agreement or any Purchase Order issued hereunder. In the event Halliburton makes a payment in excess of the amount owed to Seller, Seller shall immediately notify Halliburton of the overpayment, and, at Halliburton’s option and sole discretion, Seller shall refund the amount overpaid within days or Halliburton may offset any amount payable to Seller by the amount of the overpayment in accordance with the Set Off provisions contained herein. Unless otherwise agreed, payment to Seller shall be made only in the country where the Services were provided or where the Goods were shipped. Halliburton, at its sole discretion and upon prior internal approvals, may make payments in a country other than where the Services are provided or where the Goods were shipped subject to making the appropriate withholdings to Seller’s account as may be required by Applicable Laws or regulations. Regarding payments in the form of wire transfers or any other electronic funds transfers: (a) Seller is hereby notified that in providing any payment or routing instructions to Halliburton, Halliburton will rely on the accuracy of the instructions provided by Seller or purportedly provided by Seller, particularly the account, routing and/or transit numbers; (b) Halliburton has no duty to independently verify the accuracy of the information provided by Seller or purportedly provided by Seller; (c) Halliburton will have no liability for losses resulting from errors in payment instructions or from Seller’s failure to prevent unauthorized communications from its systems, including electronic mail or other communication systems; (d) Seller is required to use extraordinary care in providing electronic funds transfer instructions to Halliburton and to ensure that Seller’s systems, including electronic mail or other communication systems, are properly secured to prevent any unauthorized communications, including the prevention of “spoofing” by third parties; and (e) in the event that any such payment to Seller requires an intermediary or corresponding bank to process the wire transfer or other electronic funds transfer, Seller authorizes such bank to deduct its fees from the payment and such fees will be on Seller’s account.

3.12.1	In the event that any Services and Products Pricing Exhibit, Purchase Order or Affiliate Addendum does not specify payment terms, all payments will be made within days from receipt of invoice. Invoice receipt date refers to the Accounts Payable entry date (the date the Invoice is permanently entered into Halliburton’s accounts payable system).

3.13	Pricing. Pricing shall be calculated in the manner agreed to by the Parties herein as may be indicated on the Services and Products Pricing Exhibit, and shall appear on each Purchase Order and Invoice. Acceptance of a Purchase Order and issuance of an Invoice against the Purchase Order shall constitute acceptance of the pricing terms contained therein. Under no circumstances may the Seller impose any additional amount (“gross up”) upon the fee for any taxes, fees, licenses or other charges. Halliburton shall not be required to pay such additional amounts and if paid may offset the payment against future Invoices without terminating or cancelling any Purchase Order or voiding any Warranty.

3.14	Limitation of Actions. Seller must submit any claims or disputes arising under this Agreement that relate to billing or payment to Halliburton in writing within days after invoice date, and Seller’s failure to do so will constitute a waiver by Seller of any legal or equitable rights with respect to the subject matter of the claim or dispute.

3.15	Withholding and Set Off.

3.15.1	Halliburton shall have the right to withhold any amounts in dispute due on an Invoice until the dispute is resolved by the Parties without incurring any penalty and without cancelling this contract or any individual Purchase Order.

3.15.2	Any amounts payable to Seller hereunder may be offset by Halliburton in whole or in part on account and to the extent of any actual, liquidated (and then existing) claims for amounts which Seller may owe Halliburton with respect to the purchase of Goods or Services hereunder or by any Services and Products Pricing Exhibit or Purchase Orders issued under this Agreement.

Master Purchase Agreement Agreement No. CW303866

3.16	Time of Performance. Seller acknowledges that the time periods for delivery specified in any Purchase Order are critical to Halliburton and that time is of the essence in performance of this Agreement for the avoidance of substantial loss to Halliburton. Seller’s failure to meet any delivery date or delivery schedule for any reason other than Force Majeure or Halliburton delay without Halliburton’s prior written consent may constitute a material breach of Agreement or default hereunder. Halliburton shall have the right at any time, upon reasonable prior notice (except in case of emergency) to access Seller’s facilities to inspect any work in progress hereunder in order to verify timeliness of performance and quality control. In the event of delay, or reasonably anticipated delay, from any cause other than Force Majeure or Halliburton delay as herein provided, Seller will immediately notify Halliburton in writing of the delay or anticipated delay, and its approximate duration. Seller will undertake to shorten or make up the delay by all reasonable and expeditious means. In the event that Halliburton reasonably determines that Seller will be unable to meet any delivery date(s) hereunder, Halliburton shall have the right to either: (a) acquire the Work from a third-party source and charge Seller for any costs in excess of the Purchase Order price for such Work; or (b) pursue the remedies set forth in the provisions herein concerning Default and Termination for Cause, without the necessity of providing Seller a cure period in addition to pursuing any remedies or claims for liquidated damages set forth in any Services and Products Pricing Exhibit attached hereto.

3.17	Inspection and Acceptance. Subject to the terms of any executed Vendor Quality Compliance Agreement agreed to among the Parties, all Work delivered hereunder will be subject to final inspection and acceptance by Halliburton at the designated destination notwithstanding prior payment or inspection at Seller’s facility. Acceptance of any goods will not alter or affect the Seller’s Products and Services Warranties herein. If the Goods received do not conform to those ordered or if more than the quantity ordered is shipped, Halliburton may, at its option: (a) hold rejected Goods for Seller’s instructions and at Seller’s risk; (b) return them to Seller at Seller’s expense and require their correction; or (c) request an equitable price reduction for acceptance of non-conforming Goods. Halliburton shall inspect the Goods within days of receipt at Halliburton’s designated destination or within such time as may be specified in the applicable Purchase Order or Services and Products Pricing Exhibit. If Halliburton fails to inspect and approve the Goods within such day period or within such time as may be specified in the applicable Purchase Order or Services and Products Pricing Exhibit, the Goods shall be deemed to have been accepted as of the such day after receipt at Halliburton’s designated destination.

3.18	Product and Service Warranties.

3.18.1	With respect to Goods furnished under this Agreement, Seller warrants that the Goods will: (a) strictly conform to the drawings, revision number, specifications, and sample (if any), and other requirements referred to herein or provided by Halliburton to Seller; (b) be of merchantable quality and suitable for the purpose(s) intended; (c) conform with all Applicable Laws; and (d) be free from defects in materials, performance, operation and workmanship for the longer of: (1) months after being placed in service by Halliburton; (2) months from date of acceptance by Halliburton pursuant the clause related to Inspection and Acceptance herein; or (3) any other period as agreed by the Parties.

3.18.2	In the event Seller is not the manufacturer of the Goods, Seller will obtain assignable warranties for the Goods from its vendors and suppliers, which it will pass-through or assign to Halliburton, and Seller will cooperate with Halliburton in the enforcement of such warranties. If a manufacturer’s warranty is not assignable, or no pass-through or assignment is made, then Seller will assume the responsibility of the warranty.

Master Purchase Agreement Agreement No. CW303866

3.18.3	Seller will supply evidence satisfactory to Halliburton, of the origin, composition, manufacture, kind and quality of the Goods or Services upon request by Halliburton.

3.18.4	With respect to Services provided under this Agreement, Seller warrants and agrees that: (a) Seller’s work product will meet all quality and performance standards set forth in writing by Halliburton and will strictly comply with all performance obligations and deadlines contained therein; (b) Seller’s facilities, equipment, personnel, methods, operations and procedures are suitable for performance of the Services to be provided; and (c) Seller possesses all necessary expertise to perform the Services in compliance with all applicable specifications, standards and other requirements of this Agreement, any Services and Products Pricing Exhibit, Purchase Order, or required by Applicable Law.

3.18.5	At Halliburton’s request, Seller will correct any defects or deficiencies in its Work as soon as possible at no additional charge, and those corrections will be subject to acceptance or rejection by Halliburton. If Halliburton reasonably believes that the provision of Work has been so deficient that timely and proper correction is not feasible, Halliburton may (in addition to any other legal or equitable remedies available) immediately terminate the applicable Services and Products Pricing Exhibit or Purchase Order in whole or in part and/or remedy the deficiency itself (or utilize a third party to do so) and charge the Seller with the cost of correction. Such costs shall include removal, re-installation, and manufacturing value-added costs (such as machining), including labor, access and shipping costs. Any such Product and Services Warranty work will be performed in a workmanlike manner in accordance with: (a) any specifications or drawings provided by Halliburton; (b) any Halliburton site requirements communicated to Seller; (c) generally accepted industry practices applicable to the Services; (d) all Applicable Laws; and (e) this Agreement. The Work provided under the Products and Services Warranty shall be warranted for a period of months after being placed in service by Halliburton or months from the date of acceptance by Halliburton, whichever period is longer.

3.18.6	If any Product and Services Warranty work performed by Seller requires that Halliburton equipment, tools or products (“Equipment”) be delivered to Seller, Seller will bear the entire risk of any loss, theft, damage to, or destruction of, any of the Equipment from any cause whatsoever from the time the Equipment is delivered to Seller until it is returned to Halliburton. During any time such Equipment is under the Seller’s possession or control, Seller will maintain all-risk property insurance on the Equipment.

3.18.7	The Parties agree that any expense associated with the repair or replacement of Seller’s Work in connection with any remedy, termination, or warranty hereunder does not constitute Consequential Damage.

3.19	Audit.

3.19.1	Seller shall maintain books, records, and documents to ensure compliance with Applicable Laws, compliance with Seller’s obligations under this Agreement, accurate billing of any charges incurred hereunder and the quality of the Goods or Services provided under this Agreement.

3.19.2	Such records shall be retained through the earlier to occur of: years after the expiration or termination of this Agreement or the termination of any litigation hereunder, including all appeals.

3.19.3	All such records shall be subject at reasonable times and upon reasonable prior notice, to examination, inspection, copying, or audit by personnel authorized by Halliburton and/or any third party auditor designated by Halliburton. Seller shall provide accurate reporting of all records, and upon request, provide adequate and appropriate workspace at Seller’s facility in order to conduct such audits at no cost to Halliburton. In the event any such audit indicates inaccuracies, overbilling, or other violation of this Agreement, and any or all of such inaccuracies, overbilling, or other violation of this Agreement result in a cost to Halliburton, in addition to Halliburton’s rights to recovery of any overcharges, Seller shall be responsible for reimbursement of Halliburton’s reasonable costs associated with such audit. If Halliburton determines that a full population audit is not possible or reasonable, a statistical sample audit is allowable, where a sample size is identified and tested, and any applicable error rates identified will be applied to the full population.

Master Purchase Agreement Agreement No. CW303866

3.19.4	If applicable, Seller shall incorporate the records retention and review requirements of this Article in agreements with its agents and subcontractors (if any) that provide Work to Halliburton under this Agreement.

3.20	Title, Shipment, Risk of Loss and Supply Chain Security Programs.

3.20.1	Seller warrants clear title to the Work, free from any and all liens or other encumbrances until the Work is delivered.

3.20.2	At its expense and risk, Seller is responsible for properly packing Goods for transportation and safely and correctly stowing the Goods for transport on vehicles at the named place. If Seller is located more than 500 miles from Houston, Texas, the named place will be Seller’s premises. If Seller is located 500 miles or less from Houston, Texas, the named place will be designated by Halliburton. Risk of loss will transfer to Halliburton as defined by Incoterm FCA (Seller’s premises or Halliburton’s named place, as applicable), Incoterm 2010, which requires the Seller to clear the Goods for export, provide a commercial invoice, packing list and comply with any Halliburton documentary instructions during the shipping process. Halliburton shall appoint onward movement.

3.20.3	Seller is committed to Halliburton’s supply chain security and to compliance with the requirements of Halliburton’s Global Supply Chain Security programs, including specifically the requirements of U.S. Customs and Border Protection’s Customs - Trade Partnership Against Terrorism (C-TPAT) and European Union Authorized Economic Operator (AEO) programs, and where required by Halliburton, to international security programs to expand Halliburton’s supply chain security network worldwide. Seller hereby agrees, warrants and represents that throughout the term of this Agreement, all of the Seller’s shipments to Halliburton shall be performed exclusively by freight forwarders and customs brokers approved in advance in writing by Halliburton Global Logistics. Exceptions to this can only be made in writing by Halliburton Global Logistics Compliance.

3.21	Conflicts of Interest. Seller may not offer Halliburton’s employees any gifts, entertainment, or other favors of other than nominal value. Seller may not pay any commissions or fees or grant any rebates or other remuneration or monetary gratuity to any employee, agent, or representative of Halliburton.

3.22	Insurance Requirements. Seller agrees to provide and maintain the minimum coverages set forth in this Section, or as may otherwise be specified in this Agreement, for the Term of this Agreement by an insurer reasonably acceptable to Halliburton. Such policies shall name Halliburton as an additional insured, and shall be endorsed with a waiver of subrogation in favor of Halliburton. Prior to commencement of the Work, Seller agrees to provide Halliburton with a Certificate of Insurance evidencing such coverage and the above endorsements. Should Seller fail to provide or maintain such insurance, Halliburton may, at its election, either (1) obtain such coverage on Seller’s behalf and Seller shall immediately reimburse the reasonable costs of such insurance to Halliburton or (2) immediately terminate this Agreement. Seller shall maintain, at its own expense throughout the entire progress of the Work, minimum insurance as set forth herein: (a) Workmen’s Compensation – Statutory; (b) Employer’s Liability - (c) Comprehensive General Liability (including Contractual Liability in all cases and Products Liability insurance where Seller is the manufacturer of the product(s)) - Per Occurrence, Bodily Injury & Property Damage combined; (d) such other available insurance or increased limits as Halliburton may request. In addition, in the event that Seller provides Work at Halliburton’s facilities, Seller shall maintain Automobile Liability coverage at per occurrence, Bodily Injury & Property Damage combined. Seller shall provide Halliburton with days’ written notice prior to the effective date of any cancellation or material change of Seller’s insurance.

Master Purchase Agreement Agreement No. CW303866

3.23	Supplier Diversity. In the event Seller utilizes third party suppliers in the performance of this Agreement, Halliburton reserves the right to establish diverse supplier goals for all third party utilization related to this Agreement and may require reporting in a manner set forth in this Agreement or as subsequently agreed by the Parties.

3.24	Program Management. Seller will designate an individual who will be primarily dedicated to the Halliburton account (the “Seller Account Representative”) who is reasonably acceptable to Halliburton. The Seller Account Representative: (a) will be the primary contact for Halliburton in dealing with Seller under this Agreement for the Goods or Services; (b) will have overall responsibility for managing and coordinating the delivery of the Goods or Services; (c) will meet regularly with Halliburton; (d) will facilitate performance assessments to determine how well Seller’s team delivered on Halliburton’s desired outcomes; and (e) will have the authority to make decisions with respect to actions to be taken by Seller or requests made by Halliburton in the ordinary course of day-to-day management of the Goods or Services in accordance with work to be provided under this Agreement. Seller may change the Seller Account Representative upon days written notice to Halliburton; provided, however, Seller will not reassign the initial Seller Account Representative for duration of the Agreement unless Halliburton consents to such replacement in writing, such consent shall not be unreasonably withheld, delayed or conditioned; and provided further that Halliburton has approved the proposed replacement (such approval not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing such restriction on reassignment will not apply if a Seller Account Representative: (i) voluntarily resigns from Seller; (ii) is terminated by Seller for misconduct or unsatisfactory performance with respect to his or her duties and responsibilities; (iii) is unable to work due to death or disability; (iv) is under an approved leave of absence; or (v) Halliburton and Seller agree that the individual has a reasonable personal reason to be reassigned. Seller will appoint a replacement Seller Account Representative within days of the date such position becomes vacant.

3.25	Assignment and Subcontracting. Seller will not sell, assign, or transfer all or any part of this Agreement, or subcontract all or any part of Seller’s obligations hereunder, without the prior written consent of Halliburton, which consent will not be unreasonably withheld, delayed or conditioned. Halliburton’s approval of any such sale, assignment, transfer or subcontract will not relieve Seller from any obligations imposed upon Seller by this Agreement. Seller warrants and represents that any assignee or subcontractor shall comply with all Applicable Laws and the Ethical Business Conduct requirements imposed by this Agreement and shall promptly disclose any violations thereof.

Article IV COMPLIANCE AND RISK ALLOCATION

4.1	Force Majeure. In the event that either Party is prevented by Force Majeure from performing any of its obligations under this Agreement, any Services and Products Pricing Exhibit or any Purchase Order issued hereunder, the obligations which the Party is prevented from performing shall be suspended so long as the provisions of this Article 4.1 are met.

4.1.1	Force Majeure shall mean any act of God, weather or nature, or any act of government, or any other act or force where such occurrence could not reasonably have been foreseen at the time of entering into the applicable Purchase Order and could not reasonably have been avoided or overcome by the Party asserting benefit of this Article and shall include without limitation, hostilities, war, revolution, riots, act of terrorism, maritime border or boundary dispute, civil commotion, strike, labor disturbances, lock out or injunction, epidemic, quarantine, accident, fire. lightning, flood, wind storm, earthquake, explosion, blockade or embargo, lack of or failure of transportation facilities or any law, proclamation, regulation or ordinance, demand or requirement of any government or any government agency or agencies having or claiming to have jurisdiction over the Goods, Services or the Parties hereto. Notwithstanding the foregoing, neither mechanical nor electronic difficulties, unless such mechanical or electrical difficulties result from a Force Majeure event, shall be considered Force Majeure.

Master Purchase Agreement Agreement No. CW303866

4.1.2	The Party which is prevented from performing its obligations by Force Majeure shall advise the other Party immediately of its inability to meet its obligations under any applicable Services and Products Pricing Exhibit or Purchase Order, specifying the Force Majeure and the estimated extent to which the Force Majeure event or conditions will impact performance and shall advise the other Party when such difficulty ceases. If either Party fails to give such advice in writing within hours following the occurrence of the claimed Force Majeure event or condition, that Party may not claim Force Majeure as a defense or excuse of performance hereunder. The Party claiming a Force Majeure event or condition shall act diligently to remove or remedy such condition (but shall not be required to settle any labor dispute on unfavorable terms).

4.1.3	In the event of Force Majeure, Halliburton and Seller agree that, although performance of the obligations may be suspended, all Purchase Orders shall remain in full force pending the cessation of such Force Majeure, or termination of any applicable Purchase Order in accordance with the terms hereof or thereof.

4.1.4	Neither Party shall have any right to claim, and the other Party shall have no obligation to pay, additional compensation, costs, damages, or expenses incurred directly or indirectly as a result of any Force Majeure.

4.1.5	As soon as practicable, but in any event within no more than hours following the cessation of Force Majeure affecting Seller, Seller shall provide Halliburton with written details of the cessation of Force Majeure and Seller’s best reasonable estimates of its impact on the timing of Seller performance of its obligations.

4.1.6	In the event that any Force Majeure causes a delay of more than days in filling a Purchase Order, Halliburton may terminate the Purchase Order without giving rise to any claim by Seller other than for Goods or Services delivered and accepted by Halliburton.

4.2	Compliance with Applicable Law. Seller warrants and represents that in conjunction with its performance under this Agreement, Seller will comply with all Applicable Law and that no Applicable Law has been violated in supplying Halliburton the Goods or Services. Without limitation, Seller agrees to hold Halliburton harmless from and indemnify Halliburton for any losses, expenses, costs and damages resulting from Seller’s breach of this warranty. For purposes of this article, any provision of this Agreement excluding liability for consequential or other incidental damages or limiting Seller’s liability in any way shall not apply.

4.3	Ethical Business Conduct. The following standards of conduct and legal requirements shall be observed both with respect to this Agreement and with respect to any Affiliate Addendum:

4.3.1	All dealings involving the relationship contemplated hereunder will be conducted in a fair manner with honesty and integrity, observing high standards of personal and business ethics.

Master Purchase Agreement Agreement No. CW303866

4.3.2	Business books and records will be maintained in a proper, responsible and honest manner which will allow both Parties to comply with Applicable Law.

4.3.3	Seller warrants and represents that neither the Seller nor the Seller’s parent or subsidiary companies, Affiliates or any of their subcontractors, members, managers, directors, officers, employees, independent contractors, subcontractors or agents: (a) has made or authorized or will make or authorize any offer, payment, promise to pay, any money, including kick-backs, or a gift, promise to give, or the giving of anything of value to any third party including, but not limited to, a government official, political party, party official, family member or representative of a state-owned enterprise, for the purpose of wrongfully influencing the recipient; obtaining or retaining business; or for securing or obtaining an improper business advantage; or (b) has taken or permitted or will take or permit any action to be taken, including an action in connection with the conduct of their business and the transactions contemplated under this Agreement, which would cause the Seller, Halliburton or any Halliburton Affiliates to be in violation of any applicable Anti-Bribery or Anti-Corruption Laws, including, where applicable, but not limited to, the United States Foreign Corrupt Practices Act of 1977, as amended; the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and all local equivalent laws in the countries in which business is conducted. The Seller further agrees that it will make no payment in any form to any government official on behalf of Halliburton for the purpose of expediting or securing the performance of a routine non-discretionary governmental duty or action (“Facilitating Payment”) without the prior written approval of Halliburton. For this purpose, email is considered written approval. Separate approval is required for each such Facilitating Payment.

4.3.4	Seller agrees that it will perform no act for or on behalf of Halliburton which would subject Halliburton to fines or penalties or loss of tax benefits for violation of United States anti-boycott laws.

4.3.5	Seller agrees that it will perform no act for or on behalf of Halliburton which would subject Halliburton to fines or penalties for violation of export controls or licensing requirements or trade sanctions including those of the United States to the extent that they apply.

4.3.6	Seller agrees that the Seller and the Seller’s parent or subsidiary companies, Affiliates and any of their subcontractors, members. managers, directors, officers, employees, independent contractors, subcontractors or agents will protect and uphold the fundamental human rights of their employees as stated in the Universal Declaration of Human Rights as set forth by the United Nations.

4.3.7	The business relationship contemplated hereunder will be conducted in compliance with applicable antitrust and competition laws.

4.3.8	In case of conflict between the laws of the United States of America and the local laws in the countries where business is transacted, compliance with the laws of the United States of America will be given priority.

4.3.9	ANY PROVISION OF THIS AGREEMENT EXCLUDING LIABILITY FOR CONSEQUENTIAL OR OTHER INCIDENTAL DAMAGES OR LIMITING SELLER’S LIABILITY IN ANY WAY SHALL NOT APPLY TO ANY BREACH OR VIOLATION OF ANY PART OF THIS SECTION 4.3.

4.4	lmport and Export Compliance.

4.4.1	Seller agrees that, when Seller is the Shipper of Record of any Work called for by a Purchase Order under this Agreement, Seller shall be solely responsible for required compliance with any applicable import and export laws and regulations, including any re-export laws in its supply of Work under this Agreement. When the Work (or any part thereof) is subject to export control laws and regulations imposed by a government, Seller will provide Halliburton with any and all information needed for Halliburton to comply with Applicable Law, including but not limited to, applicable Export Commodity Classification Numbers and harmonized Tariff Schedule Numbers, including certificates of manufacture in accordance with the origin rules imposed by governmental authorities. If any Work is eligible for preferential tax or tariff treatment (such as free trade or international agreement) Seller will provide Halliburton with the documentation required to participate in said treatment. Seller understands and acknowledges that Halliburton will rely on the information provided by Seller, including information bearing upon the determination as to whether any United States or foreign export or import license is required for the export of the supplied materials to the country of destination.

Master Purchase Agreement Agreement No. CW303866

4.4.2	Seller shall advise Halliburton of the nationality and or country of allegiance of individuals assigned to projects involving intellectual property subject to treatment as “deemed exports” under the laws of the United States and any countries imposing similar requirements upon the Parties.

4.5	Taxes. Seller is responsible for all taxes legally imposed upon its business, including but not limited to taxes imposed upon its income, its personnel or its property. Such taxes are on Seller’s account. Where legally permitted and as required by Applicable Law, Seller is responsible for the collection and reporting of applicable transaction taxes such as sales, use, value added or similar taxes. Transaction taxes are in addition to established prices and shall be shown as a separate line item on the Invoice. If tax withholding is required by Applicable Law, Halliburton will adhere to statutory tax withholding requirements with respect to payments to Seller. Such withholdings are on Seller’s account. Certificates of withholding taxes shall be provided to Seller as soon as administratively possible.

4.5.1	Sales and Service Tax. This Section shall only apply upon the implementation of the Sales Tax Act 2018 and Service Tax Act 2018 in Malaysia. The price quoted by the Seller for any taxable goods and services to be made under this Agreement is exclusive of Sales Tax and Service Tax. Where applicable, Sales Tax and Service Tax amount shall be separately stated from the prices and/or rates, and shall be separately itemized in the invoice accordingly.

4.5.2	Where Sales Tax is applicable to any taxable goods manufactured and supplied in Malaysia by Seller under this Agreement, Halliburton shall be responsible for and pay the Sales Tax when invoiced by Seller for such taxable goods supplied, provided that Seller shall provide Halliburton a copy of valid Sales Tax notification letter issued by the Royal Malaysian Customs Department (“Customs Authority”) confirming that Seller is licensed under the Applicable Law as a taxable person supplying taxable goods.

4.5.3	Where Service Tax is applicable to any taxable services rendered by Seller under this Agreement, Halliburton shall be responsible for and pay the Service Tax when invoiced by Seller for such taxable services rendered, provided that Seller shall provide Halliburton a copy of valid Service Tax notification letter issued by the Customs Authority confirming that Seller is registered under the Applicable Law as a taxable person providing taxable services.

4.6	Seller Indemnification. SELLER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HALLIBURTON, ITS OFFICERS, AGENTS, AND EMPLOYEES HARMLESS FROM ANY LOSS, COST, DAMAGE, PENALTY, FINE OR BODILY INJURY (INCLUDING DEATH) OF WHATSOEVER KIND OR NATURE ARISING OUT OF OR INCIDENTAL TO SELLER’S PERFORMANCE UNDER THIS AGREEMENT EXCEPT TO THE EXTENT CAUSED BY HALLIBURTON’S NEGLIGENCE OR WILLFUL MISCONDUCT. FOR PURPOSES OF THIS SECTION, ANY SECTION EXCLUDING LIABILITY FOR CONSEQUENTIAL DAMAGES SHALL NOT APPLY.

Master Purchase Agreement Agreement No. CW303866

4.7	Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, OR OTHER INCIDENTAL DAMAGES EXCEPT AS SPECIFIED ELSEWHERE IN THIS AGREEMENT.

Article V CONFIDENTlALlTY

5.1	Confidentiality of Agreement and Purchase and Sale Information. Seller will not publicize or disclose the existence, content, or scope of this Agreement to any third party by any means without obtaining the prior written consent of Halliburton. Seller shall not disclose any data, content or Information processed in the purchase and sale process. including but not limited to all Information contained in a Services and Products Pricing Exhibit, Purchase Order or Invoice.

5.2	Confidentiality of Halliburton Information. Seller shall only use or otherwise process Halliburton Confidential Information to the extent reasonably necessary for the provision of the Goods or Services and consistent with this Agreement and all applicable privacy and data security laws. Seller shall hold Halliburton Confidential Information in strict confidence and shall not disclose it to any individual or third party without Halliburton’s prior written consent, other than its employees who have a legitimate business need to know such Information. Notwithstanding the foregoing, Seller shall not provide Halliburton Confidential Information to any third party unless and until such third party has a legitimate business need to know such Information and is subject to contractual obligations, no less restrictive than those set forth herein, to maintain the confidentiality, privacy and security of such Information.

5.3	Confidentiality of Seller Information. Seller’s Background Intellectual Property and certain Information produced or created by Seller and relating to Goods provided by Seller to Halliburton may be designated by Seller in writing as confidential, and if accepted in writing by Halliburton as Confidential will be treated and protected by Halliburton as “Seller Confidential Information” and will not be disclosed to any third party without the prior written consent of Seller.

5.4	Disposition of Confidential Information. Each Party (each, the “Receiving Party”) will immediately return to the other Party (each, the “Disclosing Party”) all of the Disclosing Party’s Confidential Information, including all copies thereof, as soon as the retention of such Information is no longer reasonably necessary for the performance of the Agreement, or upon the request of the Disclosing Party at any other time, but in no event later than three (3) days after the termination of this Agreement. The Receiving Party may, upon obtaining prior written approval from the Disclosing Party, satisfy this requirement by providing a written certification of destruction of all of the Disclosing Party’s Confidential Information. The Receiving Party shall otherwise certify to the Disclosing Party in writing that the Receiving Party has deleted all of the Disclosing Party’s Confidential Information from all electronic storage media on which it was placed by the Receiving Party. Seller shall not take any physical forms of Halliburton Confidential Information from the Seller’s offices or worksites (or makes copies of them) without Halliburton’s prior written permission.

5.5	Exclusions. The foregoing obligations with respect to Confidential Information shall not apply to any Information obtained by the Receiving Party in connection with this Agreement which: (a) is publicly known or becomes publicly known through no fault of or disclosure by the Receiving Party; (b) is given to the Receiving Party by someone other than the Disclosing Party as a matter of right and without restriction of disclosure; (c) was known to the Receiving Party prior to receiving the Information from the Disclosing Party; (d) is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information: or (e) is legally compelled to be disclosed. Disclosures that are made to Seller under this Agreement which are specific shall not be deemed to be within the foregoing exclusions merely because they were embraced by general disclosures that are either in the public domain or in the possession of Seller. In addition, any combination of features shall not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the possession of Seller, but only if the combination itself and its principle of operations are in the public domain and in the possession of Seller. The foregoing exclusions shall not apply to Personal Information.

Master Purchase Agreement Agreement No. CW303866

5.6	Legal Disclosure. If Seller receives a subpoena, order, notice, process or other legal process seeking disclosure of Halliburton’s Confidential Information, Seller shall immediately notify Halliburton in order to allow Halliburton the opportunity to oppose the order, notice, or process, or seek a protective order. If requested by Halliburton, Seller shall cooperate fully with Halliburton in contesting such disclosure. Except as such demand shall have been timely limited, quashed or extended, Seller may thereafter comply with such demand, but only to the extent required by law. Where Halliburton obtains a protective order, nothing in this Agreement shall be construed to authorize Seller to use in any manner or disclose Halliburton’s Confidential Information to parties other than such governmental or judicial agency or body or beyond the scope of the protective order.

5.7	Information Security Program. Seller shall implement and maintain appropriate technical, physical and organizational measures to protect the Halliburton Confidential Information against unauthorized or unlawful processing and against unauthorized loss, destruction, damage, alteration, or disclosure. Seller’s collective security measures (the “Information Security Program”) shall comply with applicable privacy and data security laws. Seller shall document its Information Security Program in written form and shall make those documents available to Halliburton for review upon Halliburton’s request. Seller shall keep its Information Security Program current and up-to-date to improve the security of the Information Security Program, but in no event render it less comprehensive, secure or robust.

5.8	Data Breach Notification. Seller shall notify Halliburton in writing of any suspected or confirmed Data Breach involving Halliburton Confidential Information within hours after Seller discovers or is notified of such a Data Breach or would have discovered it had Seller exercised reasonable diligence. Such notice shall include at least, to the extent known by Seller: (a) the nature and duration of the Data Breach; (b) the types and volume of Halliburton Confidential Information impacted by the Data Breach, including the identities of any individuals whose Personal Information was affected; (c) steps Seller has taken and will take to investigate, remediate, and mitigate the effects of the Data Breach; and (d) any other information Halliburton might reasonably request. Seller shall provide commercially reasonable assistance to Halliburton in fulfilling any legal notification obligations that arise in connection with such a Data Breach and shall pay for all costs and expenses reasonably incurred by Halliburton as a result of such a Data Breach. Without limitation, Seller agrees to hold Halliburton harm less from and indemnify Halliburton for any losses, expenses, costs and damages resulting from or related to an actual or alleged Data Breach or Seller’s breach of its obligations under this article. For purposes of this Article V, any provision of this Agreement excluding liability for consequential or other incidental damages or limiting Seller’s liability in any way shall not apply.

Article VI INTELLECTUAL PROPERTY

6.1	Background Intellectual Property of Halliburton. To the extent that Halliburton’s Background Intellectual Property is required to permit Seller to supply Goods or Work under this Agreement, Halliburton grants Seller a non-exclusive, non-transferable, worldwide, royalty-free license to use Halliburton’s Background Intellectual Property for the sole purpose of providing Goods to Halliburton and its Affiliates under this Agreement. Such license shall run concurrent with and terminate with this Agreement.

Master Purchase Agreement Agreement No. CW303866

6.2	Background Intellectual Property of Seller. Seller agrees that Seller will notify Halliburton in writing of any Seller’s Background Intellectual Property that Seller intends to use or incorporate into any Goods, Services, product, method, service or other deliverables to be given to Halliburton. To the extent any Goods, Services, product, method or other deliverables delivered to Halliburton under this Agreement include Seller’s Background Intellectual Property, whether or not disclosed to Halliburton in advance, Seller grants Halliburton an irrevocable, non-exclusive, non-transferable, world-wide, royalty-free license: (a) to use Seller’s Background Intellectual Property, whether patented or unpatented, as embodied in such Goods, Services, product, method, service or other deliverables, and to manufacture, have manufactured for it, use, make one or more copies, sell, lease, transfer, or rent, such Goods, Services, product, method, service or other deliverables; and (b) to use, copy or disseminate Seller’s Background Intellectual Property as incorporated in any Goods, Services, product, method, service or other provided to Halliburton under this Agreement, but only to the extent necessary in connection with the development, sale, distribution, use or manufacture of Halliburton’s Goods, Services, product, method, service or other deliverables. In the event of a written agreement between Halliburton and Seller for the use by Halliburton of Seller’s Background Intellectual Property, such written agreement shall become an integral part of this Agreement. The above notwithstanding, nothing herein shall obligate Seller to license Background Intellectual Property to Halliburton where Seller is contractually prohibited from granting such license.

6.3	Intellectual Property. Seller agrees to assign, and does hereby assign, to Halliburton all right, title and interest in any invention, idea, discovery, innovation, and/or other development (hereinafter “Invention”), patentable or not, that is made or conceived either solely by Seller or jointly by Seller with others in connection with the performance of this Agreement. Seller will promptly disclose to Halliburton any such Invention that is made or conceived in connection with the performance of this Agreement, whether solely by the Seller or jointly by Seller with others. Also in consideration of the payments made by Halliburton to Seller under this Agreement, Seller agrees to assign, and hereby assigns to Halliburton all rights, title and interest in any work of authorship that Seller writes or develops in connection with the performance of this Agreement, including any software, computer programs, drawings, designs, reports, computations, calculations, working papers, and documents of every kind, including all trade secret, patent and copyright rights relating thereto. Seller agrees to deliver any such software, computer programs, drawings, designs, reports, computations, calculations, working papers, and documents of every kind to Halliburton. Seller will, upon request by Halliburton, execute an assignment document to evidence the assignment to Halliburton of any patent, trade secret, copyright or other proprietary right in such Invention, and will do anything else reasonably necessary to enable Halliburton to perfect and protect its rights therein, including the execution of any documents deemed necessary or expedient by Halliburton in order to apply for, obtain, and maintain Letters Patent in the United States and/or foreign countries for any such invention. Seller agrees, at Halliburton’s sole expense, to cooperate fully with Halliburton or its nominee: (a) in the preparation, prosecution, and maintenance of patent applications and any resulting Letters Patent; and (b) in any litigation or administrative proceedings involving any of the foregoing.

6.4	No Right to Use the Halliburton Trademarks. Seller shall not use any Halliburton Trademarks, including the name “HALLIBURTON,” in any publication or public presentation without the prior written consent of Halliburton that is provided through a separate Trademark Licensing Agreement, which will be incorporated as part of this Agreement.

6.5	Use Rights to Intellectual Property. Except for the limited use rights expressly enumerated herein, this Agreement does not grant, and shall not be construed as granting, to Seller a license or any rights under any of Halliburton’s patent, trademark, copyright, or trade secret rights beyond that necessary for the purposes of this Agreement, or the granting of any right to use Halliburton’s name in connection with any proposals to third parties.

Master Purchase Agreement Agreement No. CW303866

6.6	Patents, Copyrights, Trademarks and Trade Secrets Non Infringement Warranty. Seller warrants, represents and covenants that the Goods or Services provided to Halliburton under this Agreement: (a) do not infringe directly or indirectly any patent, copyright, trademark, or other Intellectual Property interest of a third party; and (b) do not unlawfully include or use any trade secrets or other Intellectual Property of a third party. In relation to the provision of Goods or Services by Seller under this Agreement, Seller agrees to release, defend, and indemnify Halliburton and hold Halliburton harmless from and against any and all actions, claims, costs (including attorney fees and court costs), expenses, fines, losses, damages, and liabilities arising out of any alleged or actual patent, copyright, or trademark infringement. or any improper use or misappropriation of confidential information or other Intellectual Property. If the provision or use of any Goods or Services, or any part thereof, provided by Seller to Halliburton under this Agreement is held to constitute an infringement or unlawful use of any Intellectual Property, and the use or sale of the Goods or Services or any part thereof is enjoined, Seller will, at its own expense, either procure for Halliburton the right to continue utilizing the Goods or Services, replace the infringing Goods or Services with a non-infringing product or process that is acceptable to Halliburton, modify the Goods or Services so that the Goods or Services are no longer infringing, or, in the event the foregoing options are not possible, compensate Halliburton for all of Halliburton’s expenses resulting from the infringement. For purposes of this article, any provision of this agreement excluding liability for consequential or other incidental damages or limiting Seller’s liability in any way shall not apply.

Article VII DISPUTES

7.1	Termination of Agreement for Convenience. The Parties agree that Halliburton has the right to cancel or terminate this Agreement or any Purchase Order, or any part thereof for convenience, without cause or for any reason whatsoever. In the event of such cancellation or termination for convenience, Seller will be entitled to payment in full for all Work satisfactorily provided prior to the date of the cancellation, plus any reasonable expenses incurred by Seller in terminating orders and work in progress, less any money previously paid to Seller. Upon tendering payment, Halliburton shall have the right to take possession of any materials or Work whose purchase price was paid by Halliburton. Seller will not be entitled to any lost profit, lost revenue, lost business opportunity. or any incidental, indirect, economic, consequential or other damages because of cancellation or termination for convenience. Halliburton shall provide days’ written Notice of such cancellation or termination to Seller.

7.2	Default and Termination for Cause. In the event of Seller’s: (a) Breach of this Agreement or default under any provision of this Agreement and failure to cure such Breach or default within days after notice from Halliburton;(b) bankruptcy, reorganization, receivership, insolvency, or making an assignment for the benefit of creditors; or (c) evidence of financial or organizational instability, Halliburton has the right, in addition to any rights or remedies it may have in law, in equity, or under this Agreement, to immediately cancel this Agreement for cause by written notice to Seller. Upon termination by Halliburton as a result of Seller’s default hereunder, Seller will be liable to and will immediately reimburse Halliburton for all costs of any nature in excess of the applicable price under this Agreement which may be incurred by Halliburton to effect completion of performance pursuant to this Agreement or any issued Purchase Orders thereunder.

7.3	Termination Services. Commencing at the delivery of any notice of termination through the effective date of termination thereof, Seller will provide to Halliburton reasonable cooperation, assistance and Services with the goal of allowing the Services to continue without interruption or adverse effect and to facilitate the orderly transition and migration of the Services to Halliburton or its designee. Seller shall charge Halliburton for termination Services on the basis of the prices set forth on any Services and Products Pricing Exhibit or Purchase Order, unless otherwise agreed to by Halliburton and Seller.

7.4	Choice of Law. The Agreement is governed by the laws of Malaysia excluding conflict of law rules and choice of law principles.

Master Purchase Agreement Agreement No. CW303866

7.5	Jurisdiction and Venue Selection. The Parties agree that venue for any judicial proceeding will be proper in Kuala Lumpur, Malaysia. All disputes. differences or questions arising out of or relating to this agreement or the validity, interpretation, breach, violation or termination thereof, if not finally settled by mutual agreement of the parties hereto within days, shall be finally and solely determined and settled by arbitration in Kuala Lumpur in accordance with the Asian International Arbitration Centre (AIAC) Rules of Arbitration. The Parties also agree that: (a) the number of arbitrators shall be three with the third acting as an umpire; (b) the appointing authority shall be the AIAC; and (c) the language to be used in the arbitral proceedings shall be English. The parties agree that any arbitral award shall be considered final and will be enforceable in any appropriate judicial court.

Article VIII MISCELLANEOUS

8.1	Surviving Clauses. The provisions of this Agreement relating to Audit, Intellectual Property, Products and Services Warranty, Warranty Remedies, Compliance with Laws, Indemnity and Confidentiality will survive termination or expiration of this Agreement.

8.2	Notice. All notices provided or permitted under this Agreement must be in writing and may be served by: (a) depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified with return receipt requested; (b) delivering the same in person to such party; (c) prepaid overnight courier; or (d) facsimile copy transmission. Any such notice shall be conclusively deemed delivered when delivery is indicated on the receipt or other indicia of delivery by the email, facsimile, private messenger service, overnight courier service or the Malaysian postal service (in the case of delivery by certified mail, return receipt requested) or when the intended recipient of any such notice refuses any such notice as indicated on the receipt or other indicia of delivery by email, private messenger service, overnight courier service or the Malaysian postal service. For purposes of notice, the addresses of the Parties shall be follows:

Halliburton Manufacturing & Technology (M) Sdn Bhd,	OMS OILFIELD SERVICES SDN BHD,
Attn:	Attn:
Address:	Address:
Phone:	Phone:
Fax:	Fax:

8.3	Entire Agreement. This Agreement and the Addenda, Schedules and Exhibits hereto (all of which shall reference this Agreement by number) as well as any Purchase Orders issued against this Agreement, shall constitute the entire Agreement between the Parties with respect to the Goods or Services ordered under this Agreement. Price terms applicable to particular transactions may be determined from the offer and acceptance of individual digital electronic Purchase Orders which reference this Agreement and reflect documented pricing terms. No amendment to this Agreement will be effective or binding upon the Parties unless set forth in writing and duly executed by each of the Parties. Transactional documentation evidencing a Procurement Card or EDI transaction is explicitly made subject to the terms and conditions of this Agreement and may not modify or supplement any part of this Agreement in any way.

Master Purchase Agreement Agreement No. CW303866

lN WITNESS WHEREOF, the Parties have caused this Master Purchase Agreement to be signed effective the date first shown above.

Halliburton Manufacturing & Technology (M) Sdn Bhd,	OMS OILFIELD SERVICES SDN BHD,

Signature:	Signature:
Printed Name:	Printed Name:
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Master Purchase Agreement Agreement No. CW303866

Exhibit A SERVICES AND PRODUCTS PRICING EXHIBIT

This Exhibit A, Services and Products Pricing Exhibit, is subject to and incorporated in the Agreement No. CW303866 executed by Halliburton Manufacturing & Technology (M) Sdn Bhd. (“Halliburton”) and OMS OILFlELD SERVICES SDN BHD, (“Seller”) on 01 FEBRUARY 2023 (the “Agreement’’).

Goods/Services: Seller shall provide the Goods and/or Services listed in this Services and Products Pricing Exhibit at the price specified below. Halliburton promises no minimum dollar spend under this Agreement.

Master Purchase Agreement Agreement No. CW303866

EXHIBIT A-1 PRICE LIST

Master Purchase Agreement Agreement No. CW303866

Master Purchase Agreement Agreement No. CW303866

Master Purchase Agreement Agreement No. CW303866

Master Purchase Agreement Agreement No. CW303866

Master Purchase Agreement Agreement No. CW303866

Master Purchase Agreement Agreement No. CW303866